EXHIBITS TO REPORT
                                  ON FORM 10-Q
                FOR THE QUARTERLY PERIOD ENDED DECEMBER 31, 1995


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

                             SUN MICROSYSTEMS, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (unaudited)

                    (in thousands, except per share amounts)

PRIMARY


                                                    Three Months Ended                Six Months Ended
                                               --------------------------      ----------------------------
                                               December 31,      January 1,     December 31,      January 1,
                                                  1995            1995             1995             1995
                                                --------         --------         --------         --------
Net income                                      $126,049         $ 81,624         $210,745         $120,051

Weighted average common
shares outstanding                               183,391          190,150          186,643          190,104

Common - equivalent shares
attributable to stock options and warrants        10,909            5,368           10,156            3,850
                                                --------         --------         --------         --------

Total common and common -
equivalent shares outstanding                    194,300          195,518          196,799          193,954
                                                ========         ========         ========         ========

Net income per common and
common - equivalent share                       $   0.65         $   0.42         $   1.07         $   0.62
                                                ========         ========         ========         ========




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

                             SUN MICROSYSTEMS, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                  (unaudited)

                    (in thousands, except per share amounts)


FULLY DILUTED

                                                  Three Months Ended                         Six Months Ended
                                             ------------------------------         -------------------------------
                                             December 31,        January 1,         December 31,        January 1,
                                                 1995               1995                1995                1995

Net income                                     $126,049            $ 81,624            $210,745            $120,051

Weighted average common
shares outstanding                              183,391             190,150             186,643             190,104

Common - equivalent shares
attributable to stock options and warrants       11,467               5,920              10,625               4,338
                                               --------            --------            --------            --------

Total common and common -
equivalent shares outstanding                   194,858             196,070             197,268             194,442
                                               ========            ========            ========            ========

Net income per common and
common - equivalent share                      $   0.65            $   0.42            $   1.07            $   0.62
                                               ========            ========            ========            ========



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